EXHIBIT 6.2.CE

                                   LEASE WITH
                               OPTION TO PURCHASE

THE STATE OF TEXAS         ss.
                           ss.
COUNTY OF GREGG            ss.

         This Lease is made and entered into this 6th day of January, 1992, by and between GIBSON PROPERTIES, INC., a Texas Corporation, referred to in this lease as Lessor, and BOSKO'S, INC., a Texas Corporation, referred to in this lease as Lessee.

                      ARTICLE 1. DEMISE OF LEASED PREMISES

In consideration of the mutual covenants and agreements set forth in this lease, and other good and valuable consideration, Lessor does hereby demise and lease to Lessee and Lessee does hereby lease from Lessor, that certain property located in Longview, Gregg County, Texas, more particularly described in Exhibit A attached to this lease. The property is referred to in this lease as the "the premises" or "the leased premises."

         Lessee is to have and to hold the leased premises, together with all rights, privileges, easements, appurtenances, and immunities belonging to or in any way appertaining to the leased premises, including, but not limited to, any and all easements, rights, title, and privileges of Lessor, existing now or in existence at any time during the lease term, in, to, or under adjacent streets, sidewalks, alleys, party walls, and property contiguous to the leased premises and reversions which may later accrue to Lessor as owner of the leased premises by reason of the closing of any street, sidewalk, or alley.

                              ARTICLE 2. LEASE TERM

                     Fixed Commencement and Termination Date

ss. 2.01. This lease shall be for a term of twenty (20) years, referred to as the lease term, commencing on the 1st day of the month in which operation of the business for which the property is being leased begins or commencing one hundred twenty (120) days after execution of this Lease, whichever is sooner, and continuing thereafter for said twenty (20) year period, subject, however to earlier termination as provided in this lease.

                                   Termination

ss. 2.02. This lease shall terminate and become null and void without further notice on the expiration of the term specified in ss. 2.01, and any holding over by Lessee after the expiration of that term shall not constitute a renewal of the lease or give Lessee any rights under the lease in or to the leased premises.

                                 ARTICLE 3. RENT

ss. 3.01. Lessee agrees to pay to Lessor as rent for the use and occupancy of the lease premises the greater of the "minimum yearly rent" as set forth in ss.
3.02 below or the "lease rent" as set forth in ss. 3.03 below.


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                               Minimum Yearly Rent

ss.   3.02.  Minimum yearly rent shall be payable in the following amounts:

         a.  $12,000.00 per year during the first three (3) years of this lease;

         b.  $15,600.00 per year during years 4 and 5 of this lease;

         c.  $18,000.00 per year during years 6-10 of this lease; and

         d.  $19,200.00 per year during years 11-20 of this lease.

                                   Lease Rent

ss.   3.03.  Lease rent shall be payable in the following amounts:

         a.  3.0% of gross sales during years 1-5 of this lease; and

         b.  3.5% of gross sales during years 6-20 of this lease.

                  For purposes of this Lease, "gross sales" shall not include federal or state sales taxes.

                  For the purpose of ascertaining the amount payable as lease rent, Lessee agrees to prepare and maintain on the leased premises adequate records that will show inventories and receipts of merchandise at the leased premises and daily receipts from all sales and other transactions on or from the leased premises by Lessee and nay other persons conducting any business on or from the leased premises. At the time of each transaction, Lessee or any other person conducting the transaction on or from the leased premises will record all receipts from sales and other transactions, whether for cash or credit, in a cash register or registers having a cumulative total and sealed in a manner approved by Lessor, and having such other features as approved by Lessor. Lessee further agrees to maintain on the leased premises all sales, use, value added, gross receipts, and occupation tax returns with respect to the lease year, and all pertinent original sales records. Pertinent original sales records shall include all cash register tapes, serially numbered sales slips, and originals of all mail orders filled by lessee from the leased premises or processed by lessee at the leased premises and filled from some location other than the leased premises.

                  Lessee shall furnish to Lessor, on a monthly basis, copies of Lessee 5 monthly profit and loss statements. Further, Lessor and authorized representatives of Lessor shall have the right to examine the records described in the preceding paragraph at the leased premises during Lessee 5 regular business hours upon three (3) days' notice to Lessee. If, on examination of the books or records of Lessee, an error shall be revealed in favor of Lessor that results in additional percentage rental due Lessor in excess of $100.00, then the reasonable costs of the examination must be paid by Lessee to Lessor. Otherwise, Lessor will bear the cost of the examination.

                           Time and Manner of Payment.

ss. 3.04. All minimum yearly rent due under this article shall be paid by Lessee on a monthly basis and in advance, on the 1st day of each month of each year beginning on the 1st day of the month in which operation of the business for which the property is being leased begins. All lease rent due under this


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article  shall be paid by Lessee on a monthly basis on the 10th day of the month following the month for which lease rent is being paid. All installments of rent shall be paid in lawful money of the United States to Lessor in Longview, Texas.

                         Interest on Delinquent Payments

ss. 3.05. Rent installments unpaid for thirty (30) days shall bear interest at the rate of eighteen percent (18.00%) per annum, commencing on the day after each such installment was due and continuing until the installment is paid as provided in ss. 3.04 above.

                                ARTICLE 4. TAXES

                                Payment by Lessee

ss. 4.01. In addition to the rent specified in Article 3, Lessee shall pay and discharge all taxes, general and special assessments, and other charges of every description which are levied on or assessed against the leased premises, whether such taxes and/or assessments are made against Lessor or Lessee, and all interests in the leased premises and all improvements and other property on the leased premises during the term of this lease, whether belonging to Lessor or to Lessee. Lessee shall pay all such taxes, charges, and assessments to Lessor or directly to the taxing authority charged with their collection not less than fifteen (15) days before the same shall become delinquent, and Lessee agrees to indemnify Lessor and save Lessor harmless from all such taxes, charges, and assessments. Lessee shall have the right in good faith at its own sole cost and expense (in its own name or in the name of Lessor, or both, as Lessee may determine appropriate) to contest any such taxes, charges, and assessments, and shall be obligated to pay the contested amount, plus any penalties and interest imposed, only if and when finally determined to be due.

                                Payment by Lessor

ss. 4.02. At any time that the payment of any item of taxes, special assessments, or governmental charges which Lessee is obligated to pay under the provisions of ss. 4.01 remains unpaid and uncontested later than fifteen (15) days before the same shall become delinquent, Lessor may give written notice to Lessee of its default under ss. 4.01, specifying the default. If Lessee continues to fail to pay the taxes, special assessments, or governmental charges, or to contest the same in good faith within ten (10) days of such written notice, Lessor may pay the items specified in the notice, and Lessee covenants to reimburse Lessor on demand any amount paid or expended by Lessor for this purpose, with interest on the amount at the rate of eighteen percent (18%) per annum from the date of payment by Lessor until reimbursement by Lessee. If Lessor pays any such item which has not been paid by Lessee within the time required in ss. 4.01 or successfully contested by Lessee without giving ten (10) days notice, Lessee shall nevertheless reimburse Lessor for such item, but without interest.

                              ARTICLE 5. UTILITIES

         Lessee shall pay or cause to be paid all charges for water, heat, gas, electricity, sewers, and all other utilities used on the leased premises throughout the term of this lease, including any connection fees.



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                           ARTICLE 6. USE OF PREMISES

                                 Primary Purpose

ss. 6.01. Lessee shall have the right to use the leased premises as a restaurant. In this connection, and without detracting from the foregoing, it is understood and agreed that the primary purpose for which the leased premises have been leased and hired is for the development and construction of a commercial building more particularly described on Exhibit B.

                            Illegal Use Not Permitted

ss. 6.02. Lessee agrees not to use all or part of the leased premises or any building situated upon the leased premises for any use or purpose in violation of any valid and applicable law, regulation, or ordinance of the United States, the State of Texas, or the City of Longview, or other lawful authority having jurisdiction over the leased premises; provided, however, that there shall be no violation by Lessee of this provision unless and until Lessor has notified Lessee in writing, specifying the alleged violation and until there has been a final adjudication that the specified use is in violation of the law, regulation, or ordinance specified in the written notice, and that the specified law, regulation, or ordinance is valid and applicable to the leased premises, and until Lessee has had a reasonable time after the final adjudication to cure the specified violation.

                        ARTICLE 7. CONSTRUCTION BY LESSEE

                               General Conditions

ss. 7.01. Lessee shall have the right at any time and from time to time during the term of this lease, to erect, maintain, alter, remodel, reconstruct, rebuild, and replace buildings and other improvements on the leased premises, and correct and change the contour of the leased premises, subject to the following general conditions:

         a. The cost of any such work shall be borne and paid for by Lessee.

         b. The leased premises shall at all times be kept free of mechanics and materialmen's liens.

         c.       Lessor shall be notified of the time of  commencement  and the general nature of any such work, other than routine maintenance of existing buildings or improvements, at the time of commencement.

         d. The provisions of ss. 7.04 concerning Lessor's approval of plans shall be followed.

                               Blockage of Roadway

ss. 7.02. It is further understood and agreed by and between Lessor and Lessee that during the construction period and otherwise, Lessee and/or Lessee's contractor(s) will not allow or cause the blockage of the roadway or any existing right-of-ways. Further Lessee agrees that neither Lessee nor Lessee's contractor(s) will do anything to cause a hazard to Lessee or Lessor, or to any of Lessee's or Lessor's tenants, agents, employees, guests and/or invitees.



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                Easements, Dedications, Zoning, and Restrictions

ss. 7.03. Lessor shall cooperate with Lessee concerning easements, dedications, zoning, and restrictions of the leased premises as follows:

     a. Easements and Dedications. In order to provide for the more orderly development of the leased premises, it may be necessary, desirable, or required that street, water sewer, drainage, gas, power lines, and other easements and dedications and similar rights be granted or dedicated over or within portions of the leased premises. Lessor shall, on request of Lessee, join with Lessee in executing and delivering such documents, from time to time, and throughout the term of this lease, as may be appropriate, necessary, or required by the several governmental agencies, public utilities, and companies for the purpose of granting such easements and dedications.

     b. Zoning. In the event that Lessee deems it necessary or appropriate to obtain use, zoning, or subdivision and precise plan approval and permits for the leased premises, or any part of them, Lessor agrees to execute such documents, petitions, applications, and authorizations as are appropriate or required to submit the leased premise, or any part of them, for the purposes of obtaining conditional use permits, zoning and rezoning, tentative and final tract approval, precise plan approval, and further, for the purposes of annexation to or the creation of districts and governmental subdivisions. Lessor shall execute these documents from time to time as requested by Lessee.

     c. Restrictions. At the request of Lessee, Lessor shall, from time to time, execute and deliver or join in the execution and delivery of such documents as are appropriate, necessary, or required to impose on the leased premises covenants, conditions, and restrictions providing for the granting of exclusive uses of the leased premises, or any part of them, the establishment of common and parking areas, the establishment of party walls, and provisions for the enlargement of the common parking areas by the establishment of mutual and reciprocal parking rights and the rights of ingress and egress, and other like matters, all of which are for the purpose of the orderly development of the leased premises as a commercial unit.

     d. Expenses. The cost and expense of any action required of Lessor under Subsection (a) through (c) above shall be borne solely by Lessee.

                           Lessor's Approval of Plans

ss. 7.04. Lessor's approval of construction, additions, and alterations of buildings or other improvements on the leased premises shall be governed by the following provisions:

     a. Written Approval Required. No building or other improvement shall be constructed on plans, specifications, and other proposed location of the building or other improvement has received the written approval of Lessor and the building or other improvement complies with the approved plans, specifications, and proposed location. No material addition to or alteration of any building or structure erected on the leased premises shall be commenced until plans and specifications covering the exterior of the proposed addition or alteration shall have been first submitted to and approved by Lessor.



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     b.   Submission  of  Plans.  Lessee  shall,  at its own  expense,  engage a licensed architect or engineer to prepare plans and specifications for the construction of a commercial building or for the construction of any other buildings or improvements or additions or alterations to any buildings or improvements which require Lessor's approval under Subsection (a) above. Lessee shall submit two (2) copies of detailed working drawings, plans, and specifications for the construction of a commercial building to Lessor for approval within sixty (60) days after execution of this lease. If Lessee wishes to construct any other buildings or improvements or make any additions or alterations to buildings or improvements for which the approval of Lessor is required under Subsection (a) above, Lessee must submit two (2) copies of detailed working drawings, plans, and specifications for any such projects for Lessor's approval prior to commencement of the project.

     c. Approval by Lessor. Lessor will promptly review and approve all plans submitted pursuant to Subsection (b) above or note in writing any required changes or corrections which must be made to the plans. Any required changes or corrections must be made and the plans resubmitted to Lessor within fifteen (15) days after the corrections or changes have been noted. Failure of Lessor to object to such resubmitted plans and specifications within thirty (30) days shall constitute Lessor 5 approval of the changes. Minor changes in work or materials, not affecting the general character of the building project, may be made at any time without the approval of Lessor, but a copy of the altered plans and specifications shall be furnished to Lessor.

     d. Exception to Lessor's Approval. The following items do not require submission to, and approval by, Lessor:

                  i. Such minor repairs and alterations as may be necessary to maintain existing structures and
                           improvements   in  a  useful   state  of  repair  and
                           operation.

                  ii. Such changes and alterations as are required by an authorized public official having authority or jurisdiction over such buildings or improvements in order to comply with legal requirements.

     e.   Effect  of  Approval.   The  approval  by  Lessor  of  any  plans  and
          specifications applies only to the conformity of such plans and specifications to the general architectural plan for the leased premises, and such approval shall not be withheld reasonably. Lessor's approval does not constitute approval of the architectural or engineering design, and Lessor, by approving such plans and specifications, assumes no liability or responsibility for the architectural or engineering design or for any defect in any building or improvement constructed from the plans or specifications.

               Ownership of Buildings, Improvements, and Fixtures

ss. 7.05. Any and all buildings, improvements, additions, alterations, and fixtures, except furniture and trade fixtures, constructed, placed, or maintained on any part of the leased premises during the lease term shall be considered part of the real property of the premises and shall remain on the premises and become the property of Lessor on termination of this lease.



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                          Right to Remove Improvements

ss. 7.06. Lessee shall have the right at any time during Lessee's occupancy of the leased premises, or within a reasonable time thereafter, to remove any and all furniture, machinery, equipment, or other trade fixtures, owned or placed by Lessee, its sublessees or licensees, in, under, or on the leased premises, or acquired by Lessee, as long as same is not attached to the leased premises, whether before or during the lease term, but prior to the termination of the lease Lessee must repair any damage to any buildings or improvements on the premises resulting from their removal. Any such items which are not removed by the termination date of the lease shall become the property of Lessor as of that date.

                         ARTICLE 8. PROHIBITION AGAINST
                        ENCUMBERING THE LEASEHOLD ESTATE

                    Prohibition of Lessee's Right to Encumber

ss. 8.01. Lessee shall not, at any time, encumber the leasehold interest, by deed of trust, mortgage, or other security instrument.

                 ARTICLE 9. REPAIRS, MAINTENANCE AND RESTORATION

                      Lessee's Duty to Maintain and Repair

ss. 9.01. At all times during the term of this lease, Lessee will keep and maintain, or cause to be kept and maintained, all buildings and improvements which may be erected on the leased premises in a good state of appearance and repair, reasonable wear and tear excepted, at Lessee's own expense.

                              Damage or Destruction

ss. 9.02. In the event any building or improvement constructed on the leased premises is damaged or destroyed by fire or any other casualty, regardless of the extent of such damage or destruction, Lessee shall, within ninety (90) days from the date of such damage or destruction, begin to repair, reconstruct, or replace the damaged or destroyed building or improvement and pursue the repair, reconstruction, or replacement with reasonable diligence so that the building shall be restored to substantially the condition it was in prior to the happening of the casualty; provided, however, that if commencement or completion of this restoration is prevented or delayed by reason of war, civil commotion, acts of God, strikes, governmental restrictions or regulations, or interferences, fire or other casualty, or any other reason beyond the control of Lessee, whether similar to any of those enumerated or not, the time for commencing or completing, or both, of the restoration will automatically be extended for the period of each such delay.

                          ARTICLE 10. MECHANICS' LIENS

         Lessee shall not cause or permit any mechanic's liens or other liens to be filed against the fee of the leased premises or against Lessee's leasehold interest in the land or any buildings or improvements on the leased premises by reason of any work, labor, services, or materials supplied or claimed to have been supplied to Lessee or to anyone holding the leased premises or any part of them through or under Lessee. If such a mechanic's lien or materialman's lien is recorded against the leased premises or any buildings or improvements on the premises, Lessee shall either cause the same to be removed or, if Lessee in good faith desires to contest the lien, take timely action to do so, at Lessee's sole expense. If Lessee contests the lien, Lessee agrees to indemnify Lessor and hold Lessor harmless from all liability for damages occasioned by the lien or the lien contest and shall, in the event of a judgment of foreclosure on


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the lien,  cause the lien to be discharged and removed prior to execution of the judgment. Such indemnification by Lessee shall be accomplished by placing in an escrow account held by Lessor in Lessor's name 1.5 times the amount of such mechanic's and/or materialman's lien filed against the property. In the event of the filing of any mechanic's and/or materialman's lien described herein, all funds to be held in escrow will be paid to Lessor within 15 days of the filing of said lien.

                            ARTICLE 11. CONDEMNATION

                              Interests of Parties

ss. 11.01. In the event the leased premises or any part of the leased premises are taken for public or quasi-public purposes by condemnation as a result of any action or proceeding in eminent domain, or are transferred in lieu of condemnation to any authority entitled to exercise the power of eminent domain, the interests of Lessor and Lessee in the award or consideration for the transfer and the effect of the taking or transfer on this lease shall be as provided by this article.

                            Total Taking-Termination

ss. 11.02. If the entire leased premises are taken or so transferred as described in ss. 11.01, this lease and all of the rights, title and interest under the lease shall cease on the date title to the premises or part of the premises vests in the condemning authority, and the proceeds of the condemning authority, and the proceeds of the condemnation shall be divided as follows: eighty percent (80%) to Lessor and twenty percent (20%) to Lessee.

                           Partial Taking-Termination

ss. 11.03. If only part of the leased premises is taken or transferred as described in ss. 11.01, this lease shall terminate if, in Lessee's opinion, the remainder of the premises is in such location, or in such form, shape, or reduced size, that Lessee's business cannot be effectively and practicably operated on the remaining premises. In that event, this lease and all rights, title, and interest under this lease shall cease on the date title to the portion of the premises taken or transferred vests in the condemning authority. The proceeds of the condemnation shall be divided as follows: eighty percent (80%) to Lessor and twenty percent (20%) to Lessee.

                 Partial Taking-Continuation With Rent Abatement

ss. 11.04. If part of the leased premises is taken or transferred as described in ss. 11.01 and, in Lessee's opinion, the remainder of the premises is in such location and in such form, shape, or size that Lessee's business can be effectively and practicably operated on the remaining premises, this lease shall terminate as to the portion of the premises taken or transferred as of the date title to such portion vests in the condemning authority, but shall continue in full force and effect as to the portion of the leased premises not taken or transferred. From and after that date, the rental required to be paid by Lessee to Lessor shall be reduced during the unexpired portion of this lease to that proportion of the annual rent which the value of the part of the leased premises not so taken bears to the value of the total of the leased premises, such values to be determined as of the date immediately before any actual taking. The proceeds of the condemnation shall be divided as follows: eighty percent (80%) to Lessor and twenty percent (20%) to Lessee.



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                              Voluntary Conveyance

ss. 11.05. Nothing in this article prohibits Lessor from voluntarily conveying all or part of the leased premises to a public utility, agency, or authority under threat of a taking under the power of eminent domain. Any such voluntary conveyance shall be treated as a taking within the meaning of this article.

                    ARTICLE 12. INSURANCE AND INDEMNIFICATION

                     Insurance on Buildings and Improvements

ss. 12.01. At all times during the term of this lease, Lessee shall keep all buildings and other improvements located or being constructed on the leased premises insured against loss or damage by fire, with extended coverage endorsement or its equivalent. This insurance shall be carried by insurance companies authorized to transact business in Texas, selected by Lessee and approved by Lessor. The insurance shall be paid for by Lessee and shall be in amounts not less than eighty percent (80%) of the fair insurable value of the buildings and other improvements. Such policy or policies of insurance shall name both Lessor and Lessee as a named insured and shall provide that any loss of $1,000.00 or less shall be payable solely to Lessee, which sum Lessee shall use for repair and restoration purposes and any loss over $1,000.00 shall be made payable jointly to Lessor and Lessee.

                               Liability Insurance

ss. 12.02. At all times during the term of this lease, Lessee shall provide and keep in force during the term of this lease, liability insurance covering Lessor and Lessee for liability for property damage and personal injury. This insurance shall be carried by one or more insurance companies duly authorized to transact business in Texas, selected by Lessee and approved by Lessor, and shall be paid for by Lessee. The insurance provided pursuant to this section shall be in the amount of not less than $100,000.00 for property damage and not less than $300,000.00 for one person and $1,000,000.00 for one accident for personal injury. This insurance shall protect Lessor and Lessee against liability to any employees or servants of Lessee and to any other person or persons whose property damage or personal injury arises out of or in connection with the occupation, use, or condition of the leased premises.

                        Construction Liability Insurance

ss. 12.03. Lessee agrees to obtain and maintain (to the extent reasonably procurable) construction liability insurance at all times when demolition, excavation, or construction work is in progress on the premises. This insurance shall be carried by insurance companies authorized to transact business in the State of Texas, selected by Lessee and approved by Lessor, and shall be paid for by Lessee. The insurance shall have limits of not less than $100,000.00 for property damage and $300,000.00 for one person and $1,000,000.00 for one accident for personal injury and shall protect Lessor and Lessee, as well as any other person or persons Lessee may designate, against all liability for injury or damage to any person or property in any way arising out of demolition, excavation, or construction work on the premises.

                            Certificates of Insurance

ss. 12.04. Lessee shall furnish Lessor with certificates of all insurance required by this article. Lessee agrees that if it does not keep this insurance in full force and effect, Lessor may notify Lessee of this failure, and if Lessee does not deliver to Lessor certificates showing all such insurance to be in full force and effect within ten (10) days after this notice, Lessor may, at its option, take out and/or pay the premiums on the insurance needed to fulfill Lessee's obligations under the provisions of this article. Upon


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demand  from  Lessor,  Lessee  shall  reimburse  Lessor  the full  amount of any insurance premiums paid by Lessor pursuant to this section, with interest at the rate of eighteen percent (18%) per annum from the date of Lessor's demand until reimbursement by Lessee.

                            Indemnification of Lessor

ss. 12.05. Lessor shall not be liable for any loss, damage, or injury of any kind or character to any person or property arising from any use of the leased premises, or any part of the leased premises, caused by any defect in any building, structure, improvement, equipment, or facility on the leased premises or caused by or arising from any act or omission of Lessee, or of any of its agents, employees, licensees, or invitees, or by or from any accident, fire, or other casualty on the land, or occasioned by the failure of Lessee to maintain the premises in safe condition. Lessee waives all claims and demands on its behalf against Lessor for any such loss, damage, or injury, and agrees to indemnify and hold Lessor entirely free and harmless from all liability for any such loss, damage, or injury of other persons, and from all costs and expenses arising from any claims or demands of other persons concerning any such loss, damage, or injury.

                       ARTICLE 13. ASSIGNMENT AND SUBLEASE

         Lessee may sell or assign its leasehold estate in its entirety or any portion of it, or may sublet the leased premises or any portion of it, or may sublet the leased premises or any portion of them or any portion of any building or other improvement erected on the premises, at any time and from time to time, and the rights of Lessee, or any successors or assignee of Lessee, may pass by operation of law. It is agreed, however, that each such transfer, assignment or sale shall be subject to the obligations to Lessor as set forth in this lease, and shall not release Lessee of Lessee's obligations under this lease. It is further agreed that each such transfer, assignment or sale shall be subject to Lessor's written consent, which said consent shall not be unreasonably withheld by Lessor.

                        ARTICLE 14. DEFAULT AND REMEDIES

                             Termination on Default

ss. 14.01. Should Lessee default in the performance of any covenant, condition, or agreement in this lease, and not correct the default within ten (10) days after receipt of written notice from Lessor to Lessee and lender as required by
Section 8.02, Lessor may declare this lease, and all rights and interest created by it, to be terminated. Upon Lessor's electing to terminate, this lease shall cease and come to an end as if the day of Lessor's election were the day originally fixed in the lease for its expiration Lessor or Lessor's agent or attorney may resume possession of the premises and relet them for the remainder of the term at the best rent obtainable for the account Lessee, who shall make good any deficiency.

                                 Other Remedies

ss. 14.02. Any termination of this lease as provided in this article shall not relieve Lessee from the payment of any sum or sums that are due and payable to Lessor under the lease at the time of termination, or any claim for damages then or previously accruing against Lessee under this lease, and any such termination shall not prevent Lessor from enforcing the payment of any such sum or sums or claim for damages by any remedy provided for by law, or from recovering damages from Lessee for default under the lease. All rights, options, and remedies of Lessor contained in this lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Lessor shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law,


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whether or not stated in this  lease.  No waiver by Lessor of a breach of any of the covenants, conditions, or restrictions of this lease shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other covenant, condition, or restriction contained in this lease.

                             Subleases Not Affected

ss. 14.03. The exercise by Lessor of any remedy shall not affect the existence of subleases which were entered into with Lessee in accordance with the terms of this lease and which cover any portion of the leased premises.

                  ARTICLE 15. LESSOR'S WARRANTIES AND COVENANTS

                                Warranty of Title

ss. 15.01. Lessor hereby represents and warrants that it is the owner in fee simple absolute of the leased premises, subject only to the following covenants, conditions, restrictions, easements, and other matters of record as reflected on Exhibit D which is attached hereto and made a part hereof for all purposes.

                           Warranty of Quiet Enjoyment

ss. 15.02. Lessor covenants and agrees that as long as Lessee pays the rent and other charges as provided in this lease and observes and keeps the covenants, conditions, and terms of this lease, Lessee shall lawfully and quitely hold, occupy, and enjoy the leased premises during the term of this lease without hindrance or molestation by Lessor or any person claiming under Lessor, except such portion of the leased premises, if any, as shall be taken under the power of eminent domain.

                    ARTICLE 16. GENERAL PROTECTIVE PROVISIONS

                          Right of Entry and Inspection

ss. 16.01. Lessee shall permit Lessor or Lessor's agents, representatives, or employees to enter on the leased premises for the purposes of inspection, determining whether Lessee is in compliance with the terms of this lease, maintaining, repairing, or altering the premises, or showing the leased premises to prospective lessees, purchasers, mortgagees, or beneficiaries under trust deeds.

                         No Partnership or Joint Venture

ss. 16.02. The relationship between Lessor and Lessee at all times shall remain solely that of landlord and tenant and not be deemed a partnership or a joint venture.

                                  Force Majeure

ss. 16.03. It is expressly understood and agreed that if the construction of the building provided for in Section 7.03 of this lease or the curing of any default (other than failure to pay rent, insurance premiums, or ad valorem taxes) or the performance of any other covenant, agreement, obligation, or undertaking contained in this lease is delayed by reason of war, civil commotion, act of God, governmental restrictions, regulations, or interference, fire or other casualty, or any other circumstances beyond Lessee's control or beyond the control of the party obligated or permitted under the terms of this lease to do or perform the same, regardless of whether any such circumstance is similar to any of those


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enumerated  or not,  each  party so  delayed  shall  be  excused  from  doing or performing the same during the period of delay.

                          No Termination on Bankruptcy

ss. 16.04. Neither bankruptcy, insolvency, assignment for the benefit of creditors, nor the appointment of a receiver shall affect this lease so long as Lessee and Lessor or their respective successors or legal representatives continue to perform all covenants of this lease.

                                    No Waiver

ss. 16.05. No waiver by either party of any default or breach of any covenant, condition, or stipulation contained in this lease shall be treated as a waiver of any subsequent default or breach of the same or any other covenant, condition, or stipulation of this lease.

                                Release of Lessor

ss. 16.06. If Lessor sells or transfers all or part of the leased premises and as a part of the transaction assigns its interest as Lessor in and to this lease, then from and after the effective date of the sale, assignment, or transfer, Lessor shall have no further liability under this lease to Lessee, except as to matters of liability which have accrued and are unsatisfied as of that date, it being intended that the covenants and obligations of Lessor contained in this lease shall be binding on Lessor and its successors and assigns only during and in respect of their respective successive periods of ownership of the fee.

                           Joint and Several Liability

ss. 16.07. If more than one Lessee or Lessor is named under this lease, the obligation of all such Lessees or Lessors shall be, and is, joint and several.

                         ARTICLE 17. OPTION TO PURCHASE

ss. 17.01. Lessor hereby grants to Lessee for the first five (5) year period of this lease, an option to purchase the premises (surface only) on the following terms and conditions:

         a. Lessee may exercise this option only by sending notice to Lessor at the address shown in ss. 19.01. below by registered mail, postage prepaid.

         b. The full purchase price for the premises shall be the sum of $160,000.00, payable in cash, which sum represents the value of the real property at the time of execution of this Lease, plus the value of any improvements made to the property.

         c. The promissory note described in subparagraph (b) of this Section shall be secured by a deed of trust which shall be a first lien on the property.

         d. On close of Lessee's exercise of this option, Lessor shall convey to Lessee good and marketable title to the premises (surface only), as evidenced by a title insurance policy in the full amount of the purchase price issued by U.S. Title Company, Inc., subject only to such liens, encumbrances, clouds, and conditions as may be approved in writing by Lessee and subject to the execution of a reciprocal easement granting ingress and egress and

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                  customer  parking  over those  areas  described  in Exhibit C, attached to and incorporated into this lease. Such reciprocal easement shall be in a form acceptable to Lessor.

         e. On exercise of this option, all real property taxes levied or assessed against the premises as shown by the latest available tax bill shall be prorated between Lessee and Lessor on the basis of 30-day months as of 12:00 midnight on the date of the closing.

                          ARTICLE 18. PARKING EASEMENT

ss. 18.01. Throughout the term of this lease, including any extensions or renewals of the lease, and upon the purchase of the property by Lessee in accordance with the terms of Article 17, Lessee and its officers, agents, employees, suppliers, invitees, and customers, have a right to use the area marked "Parking Lot" on Exhibit C, attached to and incorporated into this lease, for vehicular parking and ingress to and egress from the leased premises, under the terms and conditions set forth below. This right constitutes a nonexclusive easement and is shared in common and on the same terms with the other tenants in the shopping center.

         a. Vehicles may be parked only in spaces designated by Lessor as parking spaces, either by painted lines or otherwise as Lessor deems fit.

         b. Use of the parking lot by Lessee and Lessee's officers, agents, employees, suppliers, invitees, and customers must be in accordance with reasonable rules and regulations adopted by Lessor and communicated to Lessee by written notice.

         c. Lessor and Lessee will maintain the parking lot described on Exhibit C. Costs of such maintenance shall be borne by Lessor and Lessee on a pro rata basis according to the number of square feet of the entire project owned or leased by Lessee and Lessor, respectively.

ss. 18.02. It is acknowledged and understood by and between Lessor and Lessee that the right to use the parking lot described on Exhibit "C" and the right of ingress and egress to the leased premises described herein shall be mutual to both Lessor and Lessee and to any and all other successors and/or assigns of Lessor and Lessee.

                         ARTICLE 19. HAZARDOUS MATERIALS

                               Hazardous Materials

ss. 19.01. For the purposes of this Instrument, Lessor and Lessee agree that, unless the context otherwise specifies or requires, the following terms shall have the following meanings:

          a. "Hazardous Materials" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.
               Section 9601 et seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder; (iii) asbestos; (iv) polychlorinated biphenyls; (v) underground storage tanks, whether empty, filled or partially filled with any substance, (vi) any substance the presence of which on the Property is prohibited by any applicable governmental requirements and regulations ("Governmental Requirements");


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                  and  (vii)  any  other  substance  which  by any  Governmental
                  Requirements  requires special handling or notification of any
                  federal,   state,   or  local   governmental   entity  in  its
                  collection, storage, treatment, or disposal.

         b. "Hazardous Materials Contamination" shall mean the contamination (whether presently existing or hereafter occurring) of any improvements, facilities, soil, groundwater, air or other elements on or of the Property by hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air, or other elements on or of any other property as a result of Hazardous Materials at any time (whether before or after the date of this Instrument) emanating from the Property.

                         Representations and Warranties

ss. 19.02. Lessor represents and warrants that, to the best of Lessor's knowledge and belief, no Hazardous Materials are now located on the Property, and neither Lessor nor, to Lessor's knowledge, any other person has ever caused or permitted any Hazardous materials to be placed, held, located, or disposed of on, under, or at the property or any part thereof.

                  Lessee represents and warrants that Lessee will not intentionally or unintentionally cause or permit any Hazardous materials as defined in ss. 19.01 to be brought upon, kept, or used in or about the property or any part thereof by Lessee, its agents, employees, contractors, or invitees.

                                    Covenants

ss. 19.03. Lessor and Lessee mutually agree to give notice to the other party immediately upon either party's acquiring knowledge of the presence of any Hazardous Materials on the property or of any Hazardous Materials Contamination with a full description thereof. Lessee agrees to promptly comply with any Governmental Requirements requiring the removal, treatment or disposal of such Hazardous Materials or Hazardous Materials Contamination and provide the other party with satisfactory evidence of such compliance and to provide Lessor, within thirty (30) days after demand by Lessor, with a bond, letter of credit or similar financial assurance evidencing to Lessor's satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any assessments which may be established on the property as a result thereof.

                                 Indemnification

ss. 19.04. Lessee hereby agrees to defend, indemnify, and hold harmless Lessor from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs, or expenses (including without limitation attorneys' fees and expenses, and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred or suffered by or asserted against Lessor by any person or entity or governmental agency as a result of Lessee's violation of any prohibition, covenant or warranty contained herein concerning the use, disposition, sale and/or storage of any Hazardous Materials or Hazardous Materials Contamination.



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                            ARTICLE 20. MISCELLANEOUS

                          Delivery of Rents and Notices

ss. 20.01. All rents or other sums, notices demands, or requests from one party to another may be personally delivered or sent by mail, certified or registered, postage prepaid, to the addresses stated in this section and shall be deemed to have been given at the time of personal delivery or at the time of mailing.

         All payments, notices, demands, or requests from Lessee to Lessor shall be given or mailed to Lessor at P.O. Box 6238, Longview, Texas 75608, or at such other address as requested by Lessor in writing.

         All payments, notices, demands, or requests from Lessor to Lessee shall be given or mailed to Lessee at 500 East Houston, Marshall, Texas 75670, or at such other address as requested by Lessee in writing.

                                Multiple Parties

ss. 20.02. If more than one Lessor or Lessee is named in this lease, service of any notice on any one Lessee or Lessor shall be deemed service on all Lessees or Lessors, respectively.

                                  Parties Bound

ss. 20.03. This agreement shall be binding upon and inure to the benefit of the parties to the lease and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

                               Texas Law to Apply

ss. 20.04. This agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created by this lease for performable in Gregg County, Texas.

                               Legal Construction

ss. 20.05. In case any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this invalidity, illegality, or unenforceability shall not affect any other provision of the lease, and this agreement shall be construed a if the invalid, illegal, or unenforceable provision had never been contained in the lease.

                           Prior Agreements Superseded

ss. 20.06. This agreement constitutes the sole and only agreement of the parties to the lease and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of the lease.

                                    Amendment

ss. 20.07. No amendment, modification, or alteration of the terms of this lease shall be binding unless it is in writing, dated subsequent to the date of this lease, and duly executed by the parties to this lease.


d
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                         Rights and Remedies Cumulative

ss. 20.08. The rights and remedies provided by this lease agreement are cumulative, and the use of any one right or remedy by either party shall not preclude or waive its right to use any and all other remedies. The rights and remedies provided in this lease are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

                            Attorney's Fees and Costs

ss. 20.09. If, as a result of a breach of this agreement by either party, the other party employs an attorney or attorneys to enforce its rights under this lease, then the breaching party agrees to pay the other party the reasonable attorney's fees and costs incurred to enforce the lease.

                                 Time of Essence

ss.        20.10.   Time is of the essence of this agreement.

         THIS LEASE has been executed by the parties on the date and year first above written.


                                            LESSOR

                                            GIBSON PROPERTIES, INC.,
                                            a Texas Corporation


                                            By:
                                                 Richard Gibson
                                                 Chairman of the Board



                                            LESSEE

                                            BOSKO'S, INC.,
                                            a Texas Corporation


                                            By:
                                                 Name:
                                                 Title:



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